Exhibit 15.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated 11 July 2014, with respect to the consolidated financial statements of Sundance Energy Australia Limited as of December 31, 2013 and the year then ended and as of December 31, 2012 and for the six-month period then ended and our report dated 18 October 2013, with respect to the consolidated financial statements of Sundance Energy Australia Limited as of December, 31 2012 and the six months ended December 31, 2012, included in the this Registration Statement (Form 20-F), filed with the Securities Exchange Commission.

/s/ Ernst & Young

680 George Street

Sydney NSW 2000 Australia

11 July 2014